Exhibit 99.1

Contact: Eva Schmitz Douglas
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Accuride Corporation Completes Acquisition of
Transportation Technologies Industries, Inc. and $950 Million in Related
Refinancing Transactions

Combined Company Expects to Become One of the Predominant Suppliers

 to the Heavy/Medium Commercial Vehicle Industry

EVANSVILLE, Ind. – January 31, 2005 – Accuride Corporation, North America’s largest manufacturer and supplier of wheels for heavy/medium trucks and commercial trailers, today announced that it has completed its acquisition of Transportation Technologies Industries, Inc. (TTI), one of the largest North American manufacturers of truck components for the heavy and medium-duty trucking industry.  The common stock of Accuride is privately held with Kohlberg Kravis Roberts & Co. (KKR) being the majority shareholder.

The combined company will offer the trucking industry a one-stop component sourcing solution and expects to become one of the largest suppliers to the heavy/medium commercial vehicle industry.

Terry Keating, Accuride’s current President and Chief Executive Officer (CEO), will serve as President and CEO of the combined company, which is headquartered in Evansville, Indiana.

Accuride also announced the completion of the amendment and restatement of its senior secured bank credit agreement.  As part of the amendment, the company refinanced substantially all of its existing bank facilities.  Citigroup Global Markets Inc. and Lehman Brothers Inc. jointly arranged for the new five-year $125 million revolving credit facility and the new seven-year $550 million term loan facility.  UBS Securities LLC was the documentation agent.

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In addition, Accuride announced today that it has successfully completed the sale of $275 million in aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2015 in a private placement transaction lead by Lehman Brothers, Inc., Citigroup Global Markets, Inc. and UBS Securities LLC.

Accuride used the net proceeds of the offering, together with proceeds of approximately $550 million from the new senior credit facilities, and cash on hand, to (i) repay substantially all existing senior secured indebtedness of Accuride and TTI, including accrued interest and redemption premiums, (ii) discharge all of Accuride’s outstanding 9 1/4% senior subordinated notes due 2008, including accrued interest and a redemption premium, (iii) discharge all of TTI’s outstanding 12 1/2% senior subordinated notes due 2010, including accrued interest and a redemption premium and (iv) the payment of fees and expenses related to the issuance of the new notes, the redemption and discharge of Accuride’s and TTI’s senior subordinated notes and premiums associated with the repayment of each of Accuride’s and TTI’s existing credit facilities.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Brillion, Imperial, Bostrom, and Fabco.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Kohlberg, Kravis Roberts & Co. is one of world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California, and London, England.  For more information, visit http:///www.kkr.com.

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding the future and statements related to the effect of the TTI acquisition on Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, the ability to successfully integrate the above described acquisition, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride assumes no obligation to update the information included in this release.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the new notes.  The new notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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